Exhibit 99.1

Altavista, VA (April 30, 2010) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) of First National Bank (the “Bank”)(first quarter 2010 consolidated results unaudited) reported today net income after taxes of $183,000 or $0.12 income per basic share and diluted share for the quarter ended March 31, 2010 compared to a net loss after taxes of $219,000 or $0.15 loss per basic share and diluted share for the same period in 2009.

Profitability as measured by the Company’s annualized return on average assets (“ROA”) was 0.22% for the quarter ended March 31, 2010, compared to (0.27)% for the same period in 2009. Annualized return on average equity (“ROE”) for the quarter ended March 31, 2010 was 2.82%, compared to (3.54) % for the same period in 2009.

“We are pleased to see better returns in the first quarter of 2010 compared to 2009 due to an increase in the net interest margin and improvements in net chargeoffs leading to less provision expense,” commented Bryan M. Lemley, Chief Financial Officer for both Pinnacle Bankshares and First National Bank.

Net interest income was $2,563,000 for the three months ended March 31, 2010 compared to $2,368,000 for the three months ended March 31, 2009. The net interest margin increased to 3.38% for the three months ended March 31, 2010, from 3.17% for the same period in 2009. Over the past twelve months, rates paid to fund earning assets have fallen at a faster pace than the yield received on earnings assets.

Interest income on loans and securities decreased 6% in the first quarter of 2010 compared to the first quarter of 2009 as net loan volume decreased by $10,766,000 since March 31, 2009, while the yield on loans and securities decreased by 38 basis points in the same time period. Interest income was $4,084,000 for the three-month period ended March 31, 2010, down from $4,325,000 for the same period in 2009.

Interest expense decreased 22% in the first quarter of 2010 compared to the first quarter of 2009 as deposits have increased by $6,567,000 in the past twelve months and the rate paid to fund earning assets has fallen by 59 basis points in the same time period.

Provision for loan losses was $263,000 in the first quarter of 2010 compared to $774,000 in the same period of 2009.

Noninterest income decreased $20,000 or 3% for the three-month period ended March 31, 2010 compared to the same period of 2009. The decrease from 2009 was due mainly to a $23,000 or 23% decrease in fees on sales of mortgage loans.

Noninterest expense increased $61,000 or 2% for the three-month period ended March 31, 2010 compared to the same period of 2009. The increase in noninterest expense for the three-month period is attributed primarily to the $74,000 increase in FDIC premiums and expenses associated with our Rustburg branch that opened in February 2009. The increases in noninterest expense were offset by a $41,000 decrease in salary and employee benefits due to fewer employees and lower costs to fund retirement benefits.

Total assets at March 31, 2010 were $331,863,000, essentially unchanged from December 31, 2009. The principal components of the Company’s assets at the end of the period were $264,416,000 in net loans and $18,293,000 in securities. During the three-month period ended March 31, 2010, net loans decreased 1% or $1,488,000 from $265,904,000 at December 31, 2009. Also during the three-month period, securities decreased 9% or $1,863,000 from December 31, 2009. Total liabilities at March 31, 2010 were $305,798,000, essentially unchanged from December 31, 2009.

Total stockholders’ equity at March 31, 2010 was $26,065,000, representing an equity to assets ratio of 7.80%. Tangible equity totaled $25,526,000 as of the same date, or 7.70% of tangible assets. None of the Company’s capital includes TARP funds. Tangible book value per share was $17.19 as of March 31, 2010. The Bank continues to exceed all minimums to satisfy “well capitalized” regulatory status. At December 31, 2009, total stockholders’ equity was $25,851,000.

The allowance for loan losses was $3,771,000 as of March 31, 2010, representing approximately 1.41% of total loans outstanding compared to an allowance for loan losses of $3,723,000 as of December 31, 2009, representing approximately 1.38% of total loans outstanding.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, two branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. A new branch in the Town of Rustburg opened February 12, 2009. First National Bank is celebrating its 102nd year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic and business conditions, the real estate market, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Amounts in thousands)

Income Statement Highlights	3 Months Ended 3/31/2010	Year Ended 12/31/2009	3 Months Ended 3/31/2009
	(Unaudited)		(Unaudited)
Interest Income	$4,084	$17,316	$4,325
Interest Expense	1,521	7,312	1,957
Net Interest Income	2,563	10,004	2,368
Provision for Loan Losses	263	1,530	774
Noninterest Income	672	3,148	692
Noninterest Expense	2,708	11,171	2,647
Net Income (Loss) after Taxes	183	351	(219)

Balance Sheet Highlights	3/31/2010	12/31/2009	3/31/2009
	(Unaudited)		(Unaudited)
Cash and Cash Equivalents	35,533	32,060	22,242
Net Loans	$264,416	$265,904	$275,182
Total Investments	18,293	20,156	13,048
Total Assets	331,863	322,210	323,734
Total Deposits	301,601	302,119	295,034
Total Liabilities	305,798	306,359	299,119
Stockholders’ Equity	26,065	25,851	24,615

Asset Quality Highlights	3/31/2010	12/31/2009	3/31/2009
	(Unaudited)		(Unaudited)
Nonperforming Loans to Total Loans	2.52%	1.49%	2.21%
Allowance for Loan Losses to Total Loans	1.41%	1.38%	1.45%
Allowance for Loan Losses to Nonperforming Loans	55.77%	92.68%	65.67%
Total Nonperforming Loans	$6,762	$4,017	$6,158
Other Real Estate Owned	483	461	645
Allowance for Loan Losses	3,771	3,723	4,044

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com